     Exhibit 10.16

AMENDMENT NO. 3 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
OF DAVID P. RILEY

     This Amendment No. 3 is made and entered into as of this 20th day of June, 2001 by and among THE MIDDLEBY CORPORATION, a Delaware corporation (“TMC”), MIDDLEBY MARSHALL INC., a Delaware corporation (“MMI”), (TMC and MMI collectively, the “Employer”) and DAVID P. RILEY (“Riley”).

R E C I T A L

Employer and Riley are parties to that certain Amended and Restated Employment Agreement dated as of January 1, 1995 (the “1995 Agreement”) as amended by Amendment No. 1 dated as of January 1, 1998, and by Amendment No. 2 dated as of December 4, 2000. The 1995 Agreement as so amended is sometimes referred to herein below as the “Employment Agreement”. The parties now wish to further amend the Employment Agreement to provide for a lump sum payment in full satisfaction of Riley’s annual retirement benefits.

A G R E E M E N T

NOW THEREFORE the parties agree as follows:

1.	On or before July 1, 2001 Employer shall pay to Riley the sum of $1,830,000, and in consideration thereof Riley hereby releases and discharges Employer from all liability under Subsection 6(a) of the Employment Agreement for annual retirement benefits becoming due after May 31, 2001. Riley shall bear and be legally responsible to pay 100% of all income and other taxes with respect to such payment.

2.	Riley’s rights to health and medical benefits as provided in Subsection 6(b) of the Employment Agreement shall continue at the expense of the Company through December 31, 2001. Riley’s rights to such health and medical benefits shall continue after December 31, 2001 as long as Riley pays, semi-annually in advance, the actuarial cost, as determined by Employer, of such continued benefits. However, Riley’s rights to such benefits shall cease upon a Change of Control (as hereinafter defined) of the Employer or upon reaching age 65. For purposes of this Section a “Change of Control”means any 25 percentage point increase in the percentage of outstanding voting securities of TMC hereafter held by any person or group of persons (other than William F. Whitman, Jr., his spouse, descendants or trusts for the primary benefit of any of the foregoing) who agree to act together for the purpose of acquiring, holding, voting or disposing of such voting securities as compared to the percentage of voting securities of TMC held by such person or group of persons on the date hereof.

Example: On July 1, 2001 Individual A, a person unrelated to William F. Whitman, Jr., owns 2.42% of the total outstanding voting securities of The Middleby Corporation. Thereafter, Individual A commences a series of open market and private purchases, and on August 15, 2001 for the first time his holdings exceed 27.42% of the outstanding voting securities of The Middleby Corporation. A Change of Control occurs on August 15, 2001.

3.	Except as provided above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

THE MIDDLEBY CORPORATION and MIDDLEBY MARSHALL INC.	—————————————— DAVID P. RILEY

By:____________________________ Title: _________________________